Exhibit 99.1

FOR IMMEDIATE RELEASE

James Hawley, CFO CIMA LABS INC. (952) 947-8700 investorrelations@cimalabs.com	or	Ehren Lister, Account Executive Sharon Merrill Associates, Inc. (617) 542-5300 elister@investorrelations.com

CIMA LABS’ STOCKHOLDERS APPROVE MERGER AGREEMENT
WITH CEPHALON

Eden Prairie, MN — June 15, 2004 — CIMA LABS INC. (NASDAQ: CIMA) announced today that the stockholders of the Company voted to approve the Agreement and Plan of Merger between the Company and Cephalon, Inc. (Nasdaq: CEPH) at a special stockholders’ meeting held today in Bloomington, Minnesota. The merger remains subject to approval by the Federal Trade Commission, which is currently reviewing the transaction.

Approximately 99.4 percent of stockholders present in person or by proxy voted in favor of the merger agreement. The number of shares voting to approve the Agreement and Plan of Merger represents approximately 71.3 percent of the outstanding shares entitled to vote.

On November 3, 2003, CIMA and Cephalon entered into a definitive merger agreement under which Cephalon would acquire all the outstanding common shares of CIMA for $34 per share in cash.

About CIMA:

CIMA develops and manufactures prescription and over-the-counter products based upon its proprietary, orally disintegrating drug delivery technologies, OraSolv® and DuraSolv®. Based on its technologies, an active drug ingredient, which the company frequently taste-masks, is formulated into a new, orally disintegrating dosage form that dissolves quickly in the mouth without chewing or the need for water. The company develops and manufactures orally disintegrating versions of drugs for pharmaceutical company partners for whom CIMA currently produces three branded prescription pharmaceuticals and four over-the-counter brands. CIMA also is developing proprietary products utilizing its orally disintegrating technologies, as well as its new OraVescent® enhanced absorption, transmucosal drug delivery system.

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